As filed with the Securities and Exchange Commission on July 25, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LUXOTTICA GROUP S.P.A.

(Exact name of Registrant as specified in its charter)

Republic of Italy	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Via C. Cantù 2 Milan, Italy	20123
(Address of Principal Executive Offices)	(Zip Code)

LUXOTTICA GROUP S.p.A. PERFORMANCE SHARE PLAN 2013-2017

(Full title of the plan)

c/o Michael A. Boxer, Esq.

Executive Vice President and Group General Counsel

12 Harbor Park Drive

Port Washington, New York  11050

(Name and address of agent for service)

(516) 484-3800

(Telephone number, including area code, of agent for service)

Copies to:

Deutsche Bank Trust Company Americas 60 Wall Street New York, New York 10005 (212) 250-9100	David A. Sakowitz, Esq. Winston & Strawn LLP 200 Park Avenue New York, New York 10166 (212) 294-6700

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value Euro 0.06 per share (1)	10,000,000(2)	$52.92(3)	$529,200,000(3)	$72,182.88

(1)              American Depositary Receipts evidencing American Depositary Shares (“ADSs”) issuable upon deposit of Ordinary Shares, par value Euro 0.06 per share, of Luxottica Group S.p.A. (the “Ordinary Shares”) have been registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-132787). Each ADS represents one Ordinary Share.

(2)              Pursuant to Rule 416(a) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall be deemed to cover any additional Ordinary Shares that become deliverable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding Ordinary Shares to be offered or sold pursuant to the Luxottica Group S.p.A. Performance Share Plan 2013-2017.

(3)              Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices ($53.15 and $52.69, respectively) for the Registrant’s Ordinary Shares represented by ADSs on the New York Stock Exchange on July 19, 2013.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                   Plan Information.*

Item 2.                   Registrant Information and Employee Plan Annual Information.*

*            Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement pursuant to the “Note” to Part I of Form S-8.  The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428 under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                   Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference as of their respective dates in this Registration Statement:

(a) the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012, as filed with the Commission on April 29, 2013; and

(b) the description of the Registrant’s Ordinary Shares, par value Euro 0.06 per share (the “Ordinary Shares”), registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained in Item I of the Registrant’s Registration Statement on Form 8-A, dated December 22, 1989, as amended (File No. 1-10421).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                   Description of Securities.

Not applicable.

Item 5.                   Interests of Named Experts and Counsel.

Not applicable.

Item 6.                   Indemnification of Directors and Officers.

The Registrant maintains liability insurance policies insuring its directors and officers, subject to the limits of the policies and to the extent permitted by applicable law, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of their acting or having acted as directors or officers.

Item 7.                   Exemption from Registration Claimed.

Not applicable.

Item 8.                   Exhibits.

See the Exhibit Index attached hereto, which immediately precedes the exhibits hereto and is incorporated by reference in this Item 8.

Item 9.                   Undertakings.

(a)         The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided however, that the undertaking set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Milan, Italy on July 25, 2013.

LUXOTTICA GROUP S.p.A.

By:	/s/ ENRICO CAVATORTA
Name:	Enrico Cavatorta
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints each of Mr. Andrea Guerra and Mr. Enrico Cavatorta as his/her true and lawful attorney-in-fact and agent, each acting alone, each with full power of substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LEONARDO DEL VECCHIO	Chairman of the Board of Directors	July 25, 2013
Leonardo Del Vecchio

/s/ LUIGI FRANCAVILLA	Deputy Chairman of the Board of Directors	July 25, 2013
Luigi Francavilla

/s/ ANDREA GUERRA	Chief Executive Officer and Director	July 25, 2013
Andrea Guerra	(Principal Executive Officer)

/s/ ROGER ABRAVANEL	Director	July 25, 2013
Roger Abravanel

/s/ MARIO CATTANEO	Director	July 25, 2013
Mario Cattaneo

/s/ ENRICO CAVATORTA	Chief Financial Officer and Director	July 25, 2013
Enrico Cavatorta	(Principal Financial Officer and
Principal Accounting Officer)

Director
Claudio Costamagna

Director
Claudio Del Vecchio

Director
Sergio Erede

/s/ ELISABETTA MAGISTRETTI	Director	July 25, 2013
Elisabetta Magistretti

/s/ MARCO MANGIAGALLI	Director	July 25, 2013
Marco Mangiagalli

Director
Anna Puccio

/s/ MARCO REBOA	Director	July 25, 2013
Marco Reboa

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES OF THE REGISTRANT

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement on July 25, 2013.

By:	/s/ MICHAEL A. BOXER
Name: Michael A. Boxer
Title: Authorized Representative

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1

Articles of Association of Luxottica Group S.p.A. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Amendment No. 3 to Form F-1 (File No. 33-32039), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 23, 1990).

4.2	Amended and Restated By-laws of Luxottica Group S.p.A. (incorporated herein by reference to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on April 29, 2013).

4.3

Amended and Restated Deposit Agreement, dated as of March 28, 2006, among Luxottica Group S.p.A., Deutsche Bank Trust Company Americas, as Depositary, and all owners and holders from time to time of American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit (a) to the Registrant’s Registration Statement on Form F-6, as filed with the Commission on March 29, 2006).

4.4

Luxottica Group S.p.A. Performance Share Plan 2013-2017 (incorporated herein by reference to Exhibit 4.37 to the Registrant’s Annual Report on Form 20-F, as filed with the Commission on April 29, 2013).

23.1	Consent of PricewaterhouseCoopers S.p.A.*

23.2	Consent of Deloitte & Touche S.p.A.*

24.1	Power of Attorney (included on the signature page hereof).*

*  Filed herewith.